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                           JD AMERICAN WORKWEAR, INC.



                    --------------------------------------

                         SECURITIES PURCHASE AGREEMENT

                    --------------------------------------



              2,500 SHARES OF SERIES B 12% CUMULATIVE CONVERTIBLE

                                PREFERRED STOCK

                                      AND

               799,000 DETACHED TEN-YEAR STOCK PURCHASE WARRANTS


                           Dated as of April 9, 1998


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                               TABLE OF CONTENTS


                                                                            Page
                                                                            ----

1.   Authorization of Securities                                              1

2.   Sale and Purchase of Securities                                          2

3.   Closing                                                                  2

4.   Register of Securities; Restrictions on Transfer of Securities;
     Removal of Restrictions on Transfer of Securities                        2
     4.1     Register of Securities                                           2
     4.2     Restrictions on Transfer                                         2
     4.3     Removal of Transfer Restrictions                                 4

5.   Representations and Warranties by the Company                            4
     5.1     Organization, Standing, etc                                      4
     5.2     Qualification                                                    5
     5.3     Capital Stock                                                    5
     5.4     Securities                                                       6
     5.5     Indebtedness for Borrowed Money                                  7
     5.6     Shareholder List                                                 7
     5.7     Corporate Acts and Proceedings                                   7
     5.8     Compliance with Laws and Other Instruments                       7
     5.9     Binding Obligations                                              8
     5.10    Securities Laws                                                  8
     5.11    No Brokers or Finders                                            9
     5.12    Financial Statements                                             9
     5.13    Absence of Undisclosed Liabilities                               9
     5.14    Changes                                                          9
     5.15    Material Agreements of the Company                              10
     5.16    Employees                                                       11
     5.17    Tax Returns and Audits                                          12
     5.18    Patents and Other Intangible Assets                             13
     5.19    Employment Benefit Plans--ERISA                                 15
     5.20    Title to Property and Encumbrances; Leases                      15
     5.21    Condition of Properties                                         15
     5.22    Insurance Coverage                                              15
     5.23    Litigation                                                      16
     5.24    Financial Projections                                           16
     5.25    Registration Rights                                             16
     5.26    Licenses                                                        16
     5.27    Interested Party Transactions                                   17
     5.28    Minute Books and Check Authorizations                           17
     5.29    Financial Statements in Public Filings                          17
     5.30    Commission Reports and Other Documents                          17
     5.31    Customer Orders                                                 18
     5.32    Disclosure                                                      18

6.   Conditions of Parties' Obligations                                      18
     6.1     Conditions of Investor's Obligations at the Closing             18
     6.2     Conditions of Company's Obligations                             21

7.   Affirmative Covenants                                                   21
     7.1     Maintain Corporate Rights and Facilities                        21
     7.2     Maintain Insurance                                              21
     7.3     Pay Taxes and Other Liabilities                                 22
     7.4     Records and Reports                                             22
     7.5     Preparation of Budget                                           24
     7.6     Notice of Litigation and Disputes                               24
     7.7     Directors' Meetings                                             24
     7.8     Conduct of Business                                             25
     7.9     Replacement of Certificates                                     25
     7.10    Compliance with Section 6                                       25
     7.12    Securities Law Filings                                          25
     7.13    Composition of the Board of Directors; Compensation Committee   25
     7.14    Compliance With Certificate and Bylaws                          26
     7.15    Internal Accounting Controls                                    26
     7.16    Use of Proceeds                                                 26
     7.17    Union Matters                                                   26
     7.18    Dividends                                                       27
     7.19    PIK Dividends and Dividend Warrants                             27
     7.20    Escrow of Certain Proceeds                                      27

8.   Negative Covenants                                                      28
     8.1     Senior or Parity Securities                                     28
     8.2     Private Offerings                                               28
     8.3     Changes in Type of Business                                     28
     8.4     Loans; Guarantees                                               28
     8.5     Restrictive Agreements                                          28

9.   Enforcement                                                             29
     9.1     Remedies at Law or in Equity                                    29
     9.2     Cumulative Remedies                                             29
     9.3     No Implied Waiver                                               29

10.  Rights of First Refusal                                                 30
     10.1    Subsequent Offerings                                            30
     10.2    Exercise of Rights                                              30
     10.3    Issuance of Equity Securities to Other Persons                  30
     10.4    Termination of Right of First Refusal                           30
     10.5    Excluded Securities                                             30

11.  Definitions                                                             31

12.  Miscellaneous                                                           37
     12.1    Waivers and Amendments                                          37
     12.2    Effect of Waiver or Amendment                                   37
     12.3    Rights of Holders Inter Se                                      38
     12.4    Notices                                                         38
     12.5    Survival of Representations and Warranties, etc                 39
     12.6    Severability                                                    40
     12.7    Parties in Interest                                             40
     12.8    Headings                                                        40
     12.9    Choice of Law                                                   40
     12.10   Expenses                                                        40
     12.11   Counterparts                                                    41
     12.12   Authorship                                                      41
     12.13   Entire Agreement                                                41

                             LIST OF ANNEXES

Annex A        Certificate

Annex B        The Investor Warrant Certificate

Annex C        The Dividend Warrant Certificate

Annex 5.5      Schedule of Indebtedness for Borrowed Money

Annex 5.6      Schedule of Holders of Common Stock, Options and Warrants

Annex 5.11     Schedule of Brokers or Finders

Annex 5.12     Financial Statements

Annex 5.13     Schedule of Special Liabilities

Annex 5.14     Schedule of Changes

Annex 5.15     Schedule of Material Agreements

Annex 5.16     Schedule of Designated Key Employee's Outside Commitments

Annex 5.18     Schedule of Patents and Other Intangible Assets

Annex 5.23     Schedule of Litigation

Annex 5.25     Schedule of Registration Rights

Annex 5.27     Schedule of Interested Party Transactions

Annex 5.31     Schedule of Customer Orders

Annex 6.1(f)   Opinion of the Company's Counsel

Annex 6.1(k)   Stockholders Agreement

Annex 6.1(l)   Registration Rights Agreement

Annex 6.1(m)   Escrow Agreement

Annex 7.16     Use of Proceeds


                         SECURITIES PURCHASE AGREEMENT


      THIS SECURITIES PURCHASE AGREEMENT ("Agreement") is entered into as of April 9, 1998 between JD AMERICAN WORKWEAR, INC., a Delaware corporation (the "Company"), and THE UNION LABOR LIFE INSURANCE COMPANY, a Maryland corporation ("Ullico" or the "Investor").

      THE PARTIES hereby agree as follows:

      1.    Authorization of Securities.

            (a) Preferred Stock. The Company has authorized the issue and sale of 3,200 shares of its Series B 12% Cumulative Convertible Preferred Stock, $.001 par value (the "Preferred Stock"), having the powers, designation, preferences and relative, participating, optional and other special rights and the qualifications, limitations and restrictions set forth in the Company's Certificate of Designation of the Preferred Stock (hereinafter referred to as the "Certificate"), a copy of which is attached hereto as Annex A. The Preferred Stock is convertible into the Company's common stock, $.002 par value, which class of shares is sometimes referred to herein as the "Common Stock". The Common Stock into which the Preferred Stock is convertible is sometimes referred to herein as the "Conversion Stock".

            (b)   Warrants.

                  (i) The Company has authorized the issuance of a detached ten-year Stock Purchase Warrant to purchase 799,000 shares of the Common Stock at an exercise price of $.01 per share (the "Investor Warrants").

                  (ii) The Company has authorized the issuance of detached ten-year dividend warrants (the "Dividend Warrants") to purchase a total of 213,552 shares of Common Stock at an exercise price of $.01 per share. The Dividend Warrants are issuable to the holders of the Preferred Stock in accordance with Section 2(a)(iii) of the Certificate.

                  (iii) The Investor Warrants and the Dividend Warrants are referred to herein collectively as the "Warrants". The Investor Warrants shall be evidenced by certificates substantially in the form of Annex B (the "Investor Warrant Certificate"). The Dividend Warrants shall be evidenced by certificates substantially in the form of Annex C (the "Dividend Warrant Certificate," and, together with the Investor Warrant Certificate, the "Warrant Certificates"). The Common Stock issuable upon exercise of the Warrants is sometimes referred to herein as the "Warrant Stock". The Preferred Stock, the Conversion Stock, the Warrant Stock and the Warrants are sometimes referred to herein individually and collectively as the "Securities".

      2. Sale and Purchase of Securities. Upon the terms and subject to the conditions herein contained, the Company agrees to sell to Investor, and Investor agrees to purchase from the Company, at the Closing (as hereinafter defined) on the Closing Date (as hereinafter defined) 2,500 shares of Preferred Stock and the Investor Warrant at a total price of $2,500,000 (the "Purchase Payment").

      3. Closing. The closing of the sale to and purchase by Investor of the Preferred Stock and the Investor Warrants (the "Closing") shall occur at the offices of Paul, Hastings, Janofsky & Walker LLP, 399 Park Avenue, Thirty-First Floor, New York, N.Y. 10022-4697, at the hour of 4:00, Eastern time, on April 9, 1998, or at such different time or day as Investor and the Company shall agree (the "Closing Date"). At the Closing, the Company will deliver to Investor a certificate evidencing the Preferred Stock and a Warrant Certificate evidencing the Investor Warrants, each of which shall be registered in Investor's name, against delivery to the Company of payment by check or wire transfer in an amount equal to the Purchase Payment less $1,750,000 less expenses of this transaction to be delivered to Marine Midland Bank, N.A., pursuant to the Escrow Agreement by and among the Company, Investor and Marine Midland Bank, N.A. Bank, dated April 9, 1998.

      4. Register of Securities; Restrictions on Transfer of Securities; Removal of Restrictions on Transfer of Securities.

            4.1 Register of Securities. The Company or its duly appointed agent shall maintain a separate register for the Securities, in which it shall register the issue and sale of all such shares and the Warrants. All transfers of the Securities shall be recorded on the register maintained by the Company or its agent, and the Company shall be entitled to regard the registered holder of the Securities as the actual holder of the Securities so registered until the Company or its agent is required to record a transfer of such Securities on its register. Subject to Section 4.2(c) hereof, the Company or its agent shall be required to record any such transfer when it receives the Security to be transferred duly and properly endorsed by the registered holder thereof or by its attorney duly authorized in writing.

            4.2   Restrictions on Transfer.

                  (a) Investor understands and agrees that the Securities it will be acquiring have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and that accordingly they will not be fully transferable except as permitted under various exemptions contained in the Securities Act or applicable state securities laws, or upon satisfaction of the registration and prospectus delivery requirements of the Securities Act or registration or qualification requirements under applicable state securities laws. Investor acknowledges that it must bear the economic risk of its investment in the Securities for an indefinite period of time (subject, however, to the Company's obligation to redeem the Preferred Stock in accordance with the Certificate and to the Company's obligation to effect the registration of the Conversion Stock and the Warrant Stock under the Securities Act in accordance with the Registration Rights Agreement (as hereinafter defined)) since they have not been registered under the Securities Act and therefore cannot be sold unless they are subsequently registered or an exemption from registration is available.

                  (b) Investor hereby represents and warrants to the Company that (i) it is acquiring the Securities it has agreed to purchase for investment purposes only, for its own account, and not as nominee or agent for any other Person (as hereinafter defined), and not with the view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act, and (ii) it is an "accredited investor" within the meaning of Rule 501(a) of the Commission under the Securities Act.

                  (c)   Investor hereby agrees with the Company as follows:

                        (i) Subject to Section 4.3 hereof, the certificates evidencing the Securities it has agreed to purchase, and each certificate issued in transfer thereof, will bear the following legend:

            "The securities evidenced by this certificate have not been registered under the Securities Act of 1933 and have been taken for investment purposes only and not with a view to the distribution thereof, and, except as stated in an agreement between the holder of this certificate, or its predecessor in interest, and the issuer corporation, such securities may not be sold or transferred unless there is an effective registration statement under such Act covering such securities or the issuer corporation receives an opinion of counsel (which may be counsel for the issuer corporation) stating that such sale or transfer is exempt from the registration and prospectus delivery requirements of such Act."

                        (ii) The certificates representing such Securities, and each certificate issued in transfer thereof, will also bear any legend required under any applicable state securities law.

                        (iii) Absent an effective registration statement under the Securities Act, covering the disposition of the Securities which Investor acquires, Investor will not sell, transfer, assign, pledge, hypothecate or otherwise dispose of any or all of the Securities without first providing the Company with an opinion of counsel (which may be counsel for the Company) to the effect that such sale, transfer, assignment, pledge, hypothecation or other disposition will be exempt from the registration and the prospectus delivery requirements of the Securities Act and the registration or qualification requirements of any applicable state securities laws, except that no such registration or opinion shall be required with respect to (A) a transfer not involving a change in beneficial ownership, or (B) the distribution of Securities by such Investor to any of its partners, or retired partners, or to the estate of any of its partners or retired partners, or (C) a sale to be effected in accordance with Rule 144 of the Commission under the Securities Act (or any comparable exemption).

                        (iv) Investor consents to the Company's making a notation on its records or giving instructions to any transfer agent of the Securities in order to implement the restrictions on transfer of the Securities mentioned in this subsection (c).

            4.3 Removal of Transfer Restrictions. Any legend endorsed on a certificate evidencing a Security pursuant to Section 4.2(c)(i) hereof and the stop transfer instructions and record notations with respect to such Security shall be removed and the Company shall issue a certificate without such legend to the holder of such Security (a) if such Security is registered under the Securities Act, or (b) if such Security may be sold under Rule 144(k) of the Commission under the Securities Act or (c) if such holder provides the Company with an opinion of counsel (which may be counsel for the Company) reasonably acceptable to the Company to the effect that a public sale or transfer of such Security may be made without registration under the Securities Act.

      5. Representations and Warranties by the Company. In order to induce Investor to enter into this Agreement and to purchase the Preferred Stock and the Investor Warrant, the Company hereby covenants with, and represents and warrants to, the Investor as follows:

            5.1 Organization, Standing, etc. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to carry on its business, to own and hold its properties and assets, to enter into this Agreement, the Warrant Certificates and the Registration Rights Agreement, to issue the Securities and to carry out the provisions hereof and thereof, and the terms of the Certificate and the Securities. The copies of the Certificate of Incorporation, Certificate of Designation of the Company's Series A Preferred Stock and Bylaws of the Company which have been delivered to Investor prior to the execution of this Agreement are true and complete and have not been amended or repealed. The Company has no Subsidiaries (as hereinafter defined) or direct or indirect interest (by way of stock ownership or otherwise) in any firm, partnership, corporation, association or business enterprise.

            5.2 Qualification. The Company is duly qualified, licensed or domesticated as a foreign corporation in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased makes such qualification, licensing or domestication necessary.

            5.3 Capital Stock. The authorized capital stock of the Company consists of 4,500,000 shares of Common Stock and 1,000,000 shares of Preferred Stock, of which 600 shares have been designated Series A 10% Mandatorily Convertible Preferred Stock (the "Series A Preferred Stock"), and the Company has no authority to issue any other capital stock. Three hundred thirteen (313) shares of Series A Preferred Stock are issued and outstanding and 1,964,898 shares of Common Stock are issued and outstanding, and all such shares of Common Stock and Series A Preferred Stock are duly authorized, validly issued, fully paid and nonassessable. The offer, issuance and sale of such shares of Common Stock and Series A Preferred Stock were (a) made in accordance with or were exempt from the registration and prospectus delivery requirements of the Securities Act, (b) registered or qualified (or were exempt from registration or qualification) under the registration or qualification requirements of all applicable state securities laws, and (c) accomplished in conformity with all other federal and applicable state securities laws, rules and regulations. The Company has (A) reserved a total of 250,000 shares of Common Stock for issuance to employees under a 1995 stock option plan , under which options to purchase a total of 250,000 shares have been granted, 12,500 of which are unexercised; (B) reserved a total of 360,545 shares of Common Stock for issuance upon exercise of outstanding "A" Warrants issued by the Company; (C) reserved a total of 360,545 shares of Common Stock for issuance upon the exercise of outstanding "B" Warrants issued by the Company, (D) reserved a total of 465,648 shares of Common Stock for issuance upon the exercise of outstanding Consultant Warrants issuable at $4.00 per share, (E) reserved a total of 88,889 shares of Common Stock for issuance upon conversion of the 11% Convertible Notes issued by the Company, (F) reserved a total of 112,500 shares of Common Stock for issuance upon exercise of outstanding Class PW Warrants issued in conjunction with the 11% Convertible Notes, (G) reserved a total of 68,550 shares of Common Stock for issuance upon exercise of outstanding Class W Warrants issued in conjunction with 12% Convertible Notes, (H) reserved a total of 32,777 shares of Common Stock for issuance upon exercise of outstanding Underwriter Purchase Options, (I) reserved a total of 50,000 shares of Common Stock for issuance upon exercise of the outstanding Consultant Warrants issuable at $1.50 per share, and (J) reserved a total of 313,000 shares of Common Stock for issuance upon conversion of the Series A Preferred Stock. Except as expressly provided in the preceding sentence or the Certificate, the Company has no outstanding subscription, option, warrant, call, contract, demand, commitment, convertible security or other instrument, agreement or arrangement of any character or nature whatsoever under which the Company is or may be obligated to issue Common Stock, preferred stock or other Equity Security (as hereinafter defined) of any kind. Neither the offer nor the issuance or sale of the Securities constitutes or will constitute an event, under any Equity Security or any anti-dilution or similar provision of any agreement or instrument to which the Company is a party or by which it is bound or affected, which shall either increase the number of shares or units of Equity Securities issuable upon conversion of any Equity Securities (whether stock or Indebtedness for Borrowed Money (as hereinafter defined)) or upon exercise of any warrant or right to subscribe to or purchase any stock or similar security (including Indebtedness for Borrowed Money), or decrease the consideration per share or unit of Equity Security to be received by the Company upon such conversion or exercise.

            5.4   Securities.

                  (a) Preferred Stock. The Preferred Stock is duly authorized and, when issued and paid for pursuant to the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, will have the rights, preferences and privileges specified in the Certificate and will be free and clear of all Liens (as hereinafter defined) and restrictions, other than Liens that might have been created by Investor and restrictions on transfer imposed by (i) Sections 4.2 and 4.3 hereof, (ii) applicable state securities laws and (iii) the Securities Act; and the Conversion Stock is duly authorized and has been reserved for issuance upon conversion of the Preferred Stock and, when issued upon conversion in accordance with the terms of the Certificate, will be duly authorized, validly issued, fully paid and nonassessable Common Stock and free and clear of all Liens and restrictions, other than Liens that might have been created by Investors and restrictions imposed by (i) Sections 4.2 and 4.3 hereof, (ii) applicable state securities laws and (iii) the Securities Act.

                  (b) Warrants. The Warrants are duly authorized and when issued pursuant to this Agreement and, in the case of the Dividend Warrants, the Certificate will be validly issued, and have the rights and privileges specified in the Warrant Certificate and are free and clear of all Liens and restrictions, other than Liens that might have been created by Investor and restrictions on transfer imposed by (i) Sections 4.2 and 4.3 hereof, (ii) the applicable state securities laws and (iii) the Securities Act, and the Warrant Stock is duly authorized and has been reserved for issuance upon exercise of the Warrants and, when issued in accordance with the terms of the Warrant Certificates and payment of the purchase price therefor has been made to the Company, will be duly authorized, validly issued fully paid and nonassessable Common Stock and free and clear of all Liens and restrictions, other than Liens that might have been created by Investor and restrictions imposed by (i) Sections 4.2 and 4.3 hereof, (ii) applicable state securities laws and (iii) the Securities Act.

            5.5 Indebtedness for Borrowed Money. The Company has no Indebtedness for Borrowed Money except as disclosed on the Balance Sheet (as hereinafter defined) or on Annex 5.5 hereto.

            5.6 Shareholder List. Annex 5.6 hereto contains a true and complete list of the names and addresses of the stockholders of record, as of February 20, 1998, of the outstanding Common Stock and of the holders of all outstanding options, warrants or other rights to purchase Common Stock, as well as a list of the names, addresses, beneficial ownership of the outstanding Common Stock, the price paid per share and the form of payment therefor for each officer, director, current or former consultant or holder of at least 3% or more of the outstanding Common Stock (or securities representing the right to purchase or acquire upon conversion at least 3% or more of the outstanding Common Stock). With respect to holders of Common Stock, Annex 5.6 contains a true and complete description of the number of shares held by each such holder and the date such shares were purchased. With respect to each outstanding option, Annex 5.6 sets forth the date of grant, the number of shares subject thereto, the exercise price, vesting schedule and expiration date. With respect to warrants, Annex 5.6 sets forth the date of issue of each warrant, the number of shares of Common Stock subject to the warrant, the exercise price and expiration date. No holder of Common Stock or any other security of the Company or any other Person is entitled to any preemptive right, right of first refusal or similar right as a result of the issuance of the Securities or otherwise. Except as disclosed in Annex 5.6, there is no voting trust, agreement or arrangement among any of the beneficial holders of Common Stock of the Company affecting the exercise of the voting rights of such stock.

            5.7 Corporate Acts and Proceedings. All corporate acts and proceedings required for the authorization, execution and delivery of this Agreement, the Warrant Certificates and the Registration Rights Agreement, the offer, issuance and delivery of the Securities and the performance of this Agreement, the Warrant Certificates, the Registration Rights Agreement (except to the extent that additional Board action may be required to effect a Securities Act registration) and the terms of the Certificate have been lawfully and validly taken or will have been so taken prior to the Closing.

            5.8 Compliance with Laws and Other Instruments. The business and operations of the Company have been and are being conducted in accordance with all applicable federal, state and local laws, rules and regulations, except to the extent that noncompliance with laws, rules and regulations would not, individually or in the aggregate, have a Material Adverse Effect (as hereinafter defined) on the Company. The execution and delivery by the Company of this Agreement, the Warrant Certificates and the Registration Rights Agreement and the performance of this Agreement, the Warrant Certificates and the Registration Rights Agreement and the terms of the Certificate (a) will not require from the Board or stockholders of the Company any consent or approval that has not been validly and lawfully obtained (except to the extent that additional Board action may be required to effect a Securities Act registration), (b) will not require any authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality of government, except such as shall have been lawfully and validly obtained prior to the Closing (except for filing a Form D with the Commission within 15 days of the Closing Date and in the case of any registration required by the Registration Rights Agreement, proceedings under the Securities Act or state blue sky laws to register Common Stock under the Securities Act), (c) will not cause the Company to violate or contravene (i) any provision of law, (ii) any rule or regulation of any agency or government, domestic or foreign, (iii) any order, writ, judgment, injunction, decree, determination or award, or (iv) any provision of the Certificate of Incorporation, the Certificate of Designation for the Series A Preferred Stock (the "Series A Certificate") or Bylaws of the Company, (d) will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under, any indenture, loan or credit agreement, note agreement, deed of trust, mortgage, security agreement or other agreement, lease or instrument, commitment or arrangement to which the Company is a party or by which the Company or any of its properties, assets or rights is bound or affected, to the extent that such violation, conflict, breach or default would (individually or in the aggregate) have a Material Adverse Effect and (e) will not result in the creation or imposition of any Lien. The Company is not in violation of, or (with or without notice or lapse of time or both) in default under, any term or provision of its Certificate of Incorporation, the Series A Certificate or Bylaws or of any indenture, loan or credit agreement, note agreement, deed of trust, mortgage, security agreement or other agreement, lease or other instrument, commitment or arrangement to which the Company is a party or by which any of the Company's properties, assets or rights is bound or affected. The Company is not subject to any restriction of any kind or character which has or may have a Material Adverse Effect on the Company or which prohibits the Company from entering into this Agreement or would prevent or make burdensome its performance of or compliance with all or any part of this Agreement, the Warrant Certificates, the Registration Rights Agreement or the Certificate or the consummation of the transactions contemplated hereby or thereby.

            5.9 Binding Obligations. This Agreement, the Registration Rights Agreement, the Warrant Certificates and the Certificate constitute the legal, valid and binding obligations of the Company and are enforceable against the Company in accordance with their respective terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally.

            5.10 Securities Laws. Subject to the accuracy of Investor's representations and warranties in Section 4.2(b), the offer, issue and sale of the Securities are and will be exempt from the registration and prospectus delivery requirements of the Securities Act, and have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws.

            5.11 No Brokers or Finders. Except as provided in Annex 5.11, no Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against the Company or any Investor for any commission, fee or other compensation as a finder or broker, or in any similar capacity.

            5.12 Financial Statements. Attached hereto as Annex 5.12 are (a) the Company's unaudited balance sheet (the "Balance Sheet") as of November 30, 1997 (the "Balance Sheet Date") and the unaudited statements of income, cash flow and stockholders' equity for the 9-month period then ended, and (b) the Company's audited balance sheet as of February 28, 1997 and the audited statements of income, cash flow and stockholders' equity for the twelve-month period then ended. These financial statements (i) are in accordance with the books and records of the Company, (ii) present fairly the financial condition of the Company at the Balance Sheet Date and other dates therein specified and the results of its operations and cash flow for the periods therein specified, and (iii) have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior accounting periods. Specifically, but not by way of limitation, the Balance Sheet discloses all of the debts, liabilities and obligations of any nature (whether absolute, accrued, contingent or otherwise and whether due or to become due) of the Company at the Balance Sheet Date which must be disclosed on a balance sheet in accordance with generally accepted accounting principles.

            5.13 Absence of Undisclosed Liabilities. Except as disclosed on Annex 5.13 hereto, the Company has no material obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due, whether or not known to the Company) arising out of any transaction entered into at or prior to the Closing, or any act or omission to act at or prior to the Closing, or any state of facts existing at or prior to the Closing, including taxes with respect to or based upon the transactions or events occurring at or prior to the Closing, and including without limitation unfunded past service liabilities under any pension, profit sharing or similar plan, except (a) to the extent set forth on or reserved against in the Balance Sheet, and (b) current liabilities incurred and obligations under agreements entered into, in the usual and ordinary course of business, since the Balance Sheet Date, none of which (individually or in the aggregate) has a Material Adverse Effect on the Company.

            5.14  Changes. Since the Balance Sheet Date as to clauses (a) and
(c) below and since one year prior to the Balance Sheet Date as to the remaining clauses of this Section 5.14, except as disclosed on Annex 5.14 hereto, the Company has not (a) incurred any debts, obligations or liabilities, absolute, accrued, contingent or otherwise, whether due or to become due, except current liabilities incurred in the usual and ordinary course of business, none of which (individually or in the aggregate) materially and adversely affects the business, finances, properties or prospects of the Company, (b) made or suffered any changes in its contingent obligations by way of guaranty, endorsement (other than the endorsement of checks for deposit in the usual and ordinary course of business), indemnity, warranty or otherwise,
(c) discharged or satisfied any Liens other than those securing, or paid any obligation or liability other than, current liabilities shown on the Balance Sheet and current liabilities incurred since the Balance Sheet Date, in each case in the usual and ordinary course of business, (d) mortgaged, pledged or subjected to Lien any of its assets, tangible or intangible, (e) sold, transferred or leased any of its assets except in the usual and ordinary course of business, (f) canceled or compromised any debt or claim, or waived or released any right, of material value, (g) suffered any physical damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the properties, business or prospects of the Company, (h) entered into any transaction other than in the usual and ordinary course of business except for this Agreement, (i) encountered any labor difficulties or labor union organizing activities, (j) except in the usual and ordinary course of business, made or granted any wage or salary increase or entered into any employment agreement, (k) issued or sold any shares of capital stock or other securities or granted any options with respect thereto, or modified any Equity Security, except to the extent disclosed on Annex 5.6 hereto, (l) declared or paid any dividends on or made any other distributions with respect to, or purchased or redeemed, any of its outstanding Equity Securities, (m) suffered or experienced any change in, or condition affecting, its condition (financial or otherwise), properties, assets, liabilities, business operations, results of operations or prospects other than changes, events or conditions in the usual and ordinary course of its business, none of which (either by itself or in conjunction with all such other changes, events and conditions) has been materially adverse, (n) made any change in the accounting principles, methods or practices followed by it or depreciation or amortization policies or rates theretofore adopted, or (o) entered into any agreement, or otherwise obligated itself, to do any of the foregoing.

            5.15 Material Agreements of the Company. Except as expressly set forth in this Agreement, the Balance Sheet or as disclosed on Annex 5.15 hereto, the Company is not a party to any written or oral agreement, instrument or arrangement not made in the ordinary course of business that is material to the Company and the Company is not a party to any written or oral (a) agreement with any labor union, (b) agreement for the purchase of fixed assets or for the purchase of materials, supplies or equipment in excess of normal operating requirements, (c) agreement for the employment of any officer, individual employee or other Person on a full time basis or any agreement with any Person for consulting services, (d) bonus, pension, profit sharing, retirement, stock purchase, stock option, deferred compensation, medical, hospitalization or life insurance (other than group medical, hospitalization or insurance plans applicable to all employees in which benefit levels are not related to compensation) or similar plan, contract or understanding with respect to any or all of the employees of the Company or any other Person, (e) indenture, loan or credit agreement, note agreement, deed of trust, mortgage, security agreement, promissory note or other agreement or instrument relating to or evidencing Indebtedness for Borrowed Money or subjecting any asset or property of the Company to any Lien or evidencing any Indebtedness, (f) guaranty of any Indebtedness, (g) lease or agreement under which the Company is lessee of or holds or operates any property, real or personal, owned by any other Person under which payments to such Person exceed $ 25,000 per annum, (h) lease or agreement under which the Company is lessor or permits any Person to hold or operate any property, real or personal, owned or controlled by the Company, (i) agreement granting any preemptive right, right of first refusal or similar right to any Person, (j) agreement or arrangement with any Affiliate (as hereinafter defined) or any "associate" (as this term is defined in Rule 405 of the Commission under the Securities Act) of the Company or any officer, director or shareholder of the Company, (k) agreement obligating the Company to pay any royalty or similar charge for the use or exploitation of any tangible or intangible property, (l) agreement or license under which the Company has granted or transferred to any Person , or under which any Person has granted or transferred to the Company, the right to exploit or otherwise use any patent, trademark, service mark, copyright, trade name, trade secret, Company Technology (as hereinafter defined) or other intangible asset, (m) covenant not to compete or other restriction on its ability to conduct a business or engage in any other activity, (n) agreement to register securities under the Securities Act, or (o) agreement, instrument or other commitment or arrangement with any Person continuing for a period of more than three months from the Closing Date which involves an expenditure or receipt by the Company in excess of $25,000. For purposes of the next preceding sentence, "material" shall mean an obligation which by its terms calls for aggregate payments by the Company in excess of $25,000. The Company has furnished to Investor true and complete copies of all agreements and other documents requested by Investor or its special counsel or other authorized representative. All parties having material contractual arrangements with the Company are in substantial compliance therewith, and none is in default in any material respect thereunder. The Company does not have outstanding any power of attorney.

            5.16 Employees. The following individuals (collectively, "Designated Key Employees") are in the employ of the Company: David N. DeBaene, Thomas A. Lisi and Anthony P. Santucci. To the best of the Company's knowledge, no Designated Key Employee of the Company has any plans to terminate his or her employment with the Company, and the Company has no intention of terminating the employment of any Designated Key Employee. Except as set forth in Annex
5.16 hereto, to the best of the Company's knowledge after reasonable inquiry, no Designated Key Employee or any other employee of the Company is a party to or is otherwise bound by any agreement or arrangement (including, without limitation, any license, covenant, or commitment of any nature), or subject to any judgment, decree, or order of any court or administrative agency, (a) that would conflict with such employee's obligation diligently to promote and further the interests of the Company or (b) that would conflict with the Company's business as now conducted or as proposed to be conducted. No Designated Key Employee has any direct or indirect equity interest (by way of stock ownership or otherwise) in any firm, partnership, corporation, association or business enterprise, other than any such interest (i) in a corporation which is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and (ii) which does not, alone or in the aggregate with other such interests, exceed one percent (1%) of the equity of such corporation. The Company has complied in all material respects with all laws relating to the employment of labor, including provisions relating to wages, hours, equal opportunity, collective bargaining and payment of Social Security and other taxes, and the Company has encountered no material labor difficulties. Except as disclosed on Annex 5.15 hereto or pursuant to ordinary arrangements for employment compensation, the Company is not under any obligation or liability to any officer, director, employee or Affiliate of the Company.

            5.17 Tax Returns and Audits. All required federal, state and local tax returns of the Company have been accurately prepared and duly and timely filed, and all federal, state and local taxes required to be paid with respect to the periods covered by such returns have been paid. The Company is not and has not been delinquent in the payment of any tax, assessment or governmental charge. The Company has never had any tax deficiency proposed or assessed against it and has not executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge. None of the Company's federal income tax returns nor any state income or franchise tax returns has ever been audited by governmental authorities. The reserves for taxes, assessments and governmental charges reflected on the Balance Sheet are and will be sufficient for the payment of all unpaid taxes, assessments and governmental charges payable by the Company with respect to the period ended on the Balance Sheet Date. Since the Balance Sheet Date, the Company has made adequate provisions on its books of account for all taxes, assessments and governmental charges with respect to its business, properties and operations for such period. The Company has withheld or collected from each payment made to each of its employees, the amount of all taxes (including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositaries.

            5.18  Patents and Other Intangible Assets.

                  (a) Annex 5.18 contains a true and complete list of all patents (including all reissues, divisions, continuations and extensions thereof), patent applications, trademarks, trademark registrations, servicemarks, trade names, copyrights, licenses and rights with respect to the foregoing and other such property owned or used by the Company (the "Company Intellectual Property") and, unless otherwise indicated on such Schedule such Company Intellectual Property has been duly registered in, filed in or issued by the United States Copyright Office or the United States Patent and Trademark Office, the appropriate offices in the various States of the United States and the appropriate offices of such other jurisdictions where such registration, filing or issuance is required for the conduct of the business of the Company. The Company (i) owns or has the right to use, free and clear of all Liens, claims and restrictions, all patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect to the foregoing, used in or necessary for the conduct of its business as now conducted or proposed to be conducted, (ii) is not infringing upon or otherwise acting adversely to the right or claimed right of any Person under or with respect to any patent, trademark, service mark, trade name, copyright or license with respect thereto and (iii) is not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner or licensee of, or other claimant to, any patent, trademark, service mark, trade name, copyright or other intangible asset, with respect to the use thereof or in connection with the conduct of its business or otherwise. The Company has not made any claim of a violation or infringement by others of its rights to or in connection with the Company Intellectual Property and knows of no basis for the making of any such claim. There are no interferences or other contested proceedings in the United States Copyright Office, the United States Patent and Trademark Office or any federal, state or local court or before any other governmental agency or tribunal, relating to any of the Company Intellectual Property, nor to Company's knowledge are any such interferences or proceedings threatened.

                  (b) The Company owns and has the unrestricted right to use all product rights, manufacturing rights, trade secrets, including know-how, negative know-how, formulas, patterns, compilations, programs, devices, methods, techniques, processes, inventions, designs, technical data, computer software, and all information that derives independent economic value, actual or potential, from not being generally known or known by competitors and which the Company has taken reasonable steps to maintain in secret (all of the foregoing of which are collectively referred to herein as "Company Technology") required for or incident to the conduct of the Company's business, as it is presently conducted and as it is proposed to be conducted, in each case free and clear of any right, Lien or claim of others, including without limitation former employers of its employees.

                  (c) Since its organization, the Company has taken reasonable security measures to protect the secrecy, confidentiality and value of all Company Technology and all Inventions (as defined below). Since its organization, each of the Company's employees and other Persons who, either alone or in concert with others, developed, invented, discovered, derived, or designed Company Technology or Inventions, or who has knowledge of or access to information about Company Technology or Inventions, has entered into a written agreement with the Company which provides that (i) this Company Technology, other information and Inventions are proprietary to the Company and are not to be divulged, misused or misappropriated, and (ii) this Company Technology, other information and Inventions are to be disclosed by such employees and such Persons to the Company and transferred by them to the Company, without any further consideration being given therefor by the Company, together with all of such employee's or other Person's right, title and interest in and to such Company Technology, other information and Inventions and all patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect to such Company Technology, other information and Inventions. As used herein, "Inventions" means all inventions, developments and discoveries which during the period of an employee's or other Person's service to the Company he or she makes or conceives of, either solely or jointly with others, that relate to any subject matter with which his or her work for the Company may be concerned, or relate to or are connected with the business, products, services or projects of the Company, or relate to the actual or demonstrably anticipated research or development of the Company or involve the use of the Company's time, material, facilities or trade secret information.

                  (d) The Company has not sold, transferred, assigned, licensed or subjected to any Lien, any Company Technology, trade secret, know-how, invention, design, process, computer software or technical data, or any interest therein, necessary or useful for the development, manufacture, use, operation or sale of any product or service presently under development or manufactured, sold or rendered by the Company.

                  (e) No director, officer, employee, agent or shareholder of the Company owns or has any right in the or Company Technology, or any patents, trademarks, service marks, trade names, copyrights, licenses or rights with respect to the foregoing, or any inventions, developments, or discoveries used in or necessary for the conduct of the Company's business as now conducted or as proposed to be conducted.

                  (f) The Company has not received any communication alleging or stating that the Company or any Designated Key Employee has violated or infringed, or by conducting business as proposed, would violate or infringe, any patent, trademark, service mark, trade name, copyright, trade secret, proprietary right, process or other intellectual property of any other Person.

            5.19 Employment Benefit Plans--ERISA. The Company does not maintain or make contributions to any pension, profit sharing or other employee retirement benefit plan. The Company has no material liability with respect to any such plan (including, without limitation, any unfunded liability or any accumulated funding deficiency) or any material liability to the Pension Benefit Guaranty Corporation or under Title IV of the Employee Retirement Income Security Act of 1974, as amended, with respect to a multi-employer pension benefit plan, nor would the Company have any such liability if any such plan were terminated or if the Company withdrew, in whole or in part, from any multi-employer plan.

            5.20 Title to Property and Encumbrances; Leases. The Company has good and marketable title to all of its properties and assets, including without limitation the properties and assets reflected in the Balance Sheet and the properties and assets used in the conduct of its business, except for properties disposed of in the ordinary course of business since the Balance Sheet Date and except for properties held under valid and subsisting leases which are in full force and effect and which are not in default, subject to no Lien, except those which are shown and described on the Balance Sheet and except for Permitted Liens (as hereinafter defined). All material leases under which the Company is lessee of any real or personal property are valid, enforceable and effective in accordance with their terms (subject to the laws of bankruptcy, insolvence and other similar laws affecting the enforcement of creditors' rights generally); there is not under any such lease any existing or claimed default by the Company or event or condition which with notice or lapse of time or both would constitute a default by the Company. No lease under which the Company is lessee of any real property contains any provision which either
(i) treats a sale or transfer of any or all of the outstanding stock of the Company or a merger of the Company with another Person as an assignment of the Company's leasehold interest, or (ii) otherwise requires the consent of the lessor in the event of any such sale, transfer or merger.

            5.21 Condition of Properties. All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Company are in good operating condition and repair and are adequate and sufficient for the Company's business.

            5.22 Insurance Coverage. There is in full force and effect one or more policies of insurance issued by insurers of recognized responsibility, insuring the Company and its properties and business against such losses and risks, and in such amounts, as are customary in the case of corporations of established reputation engaged in the same or similar business and similarly situated. The Company has not been refused any insurance coverage sought or applied for, and the Company has no reason to believe that it will be unable to renew its existing insurance coverage as and when the same shall expire upon terms at least as favorable as those presently in effect, other than possible increases in premiums that do not result from any act or omission of the Company.

            5.23 Litigation. Except as disclosed on Annex 5.23 hereto, there is no legal action, suit, arbitration or other legal, administrative or other governmental investigation, inquiry or proceeding (whether federal, state, local or foreign) pending or threatened against or affecting (i) the Company or its properties, assets or business (existing or contemplated), or (ii) any Designated Key Employee, before any court or governmental department, commission, board, bureau, agency or instrumentality or any arbitrator. After reasonable investigation, neither the Company nor any Designated Key Employee of nor attorney for the Company is aware of any fact which might result in or form the basis for any such action, suit, arbitration, investigation, inquiry or other proceeding. Neither the Company nor any Designated Key Employee is in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or of any governmental agency or instrumentality (whether federal, state, local or foreign).

            5.24 Financial Projections. The Company has heretofore furnished to Investor a copy of its Financial Projections dated January 1998 (which Financial Projections are referred to herein as the "Projections"), copies of which have been initialed by the Company and Investor for purposes of identification. While the Company does not warrant that it will achieve the financial projections appearing in the Projections, the Projections disclose all material assumptions used in the preparation of these projections; all such assumptions are reasonable; the Company has a reasonable basis for making these projections; the Company has no reason to believe that the Company will be unable to meet these projections; and these projections fairly present the information which they purport to show.

            5.25 Registration Rights. Except as set forth in Annex 5.25 hereto, the Company has not agreed to register under the Securities Act any of its authorized or outstanding securities.

            5.26 Licenses. The Company possesses from the appropriate agency, commission, board and governmental body and authority, whether state, local or federal, all material licenses, permits, authorizations, approvals, franchises and rights which are necessary for the Company to engage in the business currently conducted by it and proposed to be conducted, including without limitation the development, manufacture, use, sale and marketing of its existing and proposed products and services; and all such certificates, licenses, permits, authorizations and rights are in full force and effect, and, to the best of the Company's knowledge, will not be revoked, canceled, withdrawn, terminated or suspended.

            5.27  Interested Party Transactions. Except as disclosed on Annex
5.27 hereto, no officer, director or shareholder of the Company or any Affiliate or "associate" (as this term is defined in Rule 405 of the Commission under the Securities Act) of any such Person or the Company has or has had, either directly or indirectly, (a) an interest in any Person which (i) furnishes or sells services or products which are furnished or sold or are proposed to be furnished or sold by the Company, or (ii) purchases from or sells or furnishes to the Company any goods or services, or (b) a beneficial interest in any transaction, contract or agreement to which the Company is a party or by which it may be bound or affected.

            5.28 Minute Books and Check Authorizations. The minute books of the Company provided to Paul, Hastings, Janofsky & Walker LLP, special counsel for the Investor, contain all resolutions adopted by directors and shareholders since the incorporation of the Company and fairly and accurately reflect, in all material respects, all matters and transactions referred to in such minutes. The Board has adopted, and there is in full force and effect, a policy which prohibits the issuance of any check or draft by the Company in any amount in excess of $10,000 on any deposit account of the Company unless the same has been signed by two officers of the Company who have been so authorized by action of the Board.

            5.29 Financial Statements in Public Filings. All consolidated financial statements of the Company (including notes to such financial statements) included in the Company's Annual report on Form 10-KSB for the fiscal year ended February 28, 1997 (the "Year End Financial Statements") filed pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the unaudited financial statements of the Company included in Reports on Form 10-QSB for the quarters ended May 31, August 31, and November 30 (the "Interim Financial Statements") filed pursuant to the Exchange Act (a) are in accordance with the books and records of the Company, (b) present fairly the consolidated financial position, results of operations, changes in shareholders' equity, and cash flow (as applicable) of the Company as of the respective dates and for the respective periods indicated, except, in the case of the Interim Financial Statements, for normal year-end audit adjustments, and
(c) except for the absence of footnotes in the Interim Financial Statements, have been prepared in conformity with generally accepted accounting principles applied in all material respects on a consistent basis through all the periods involved. The Company has no material liabilities that are required by generally accepted accounting principles to be disclosed on a balance sheet other than (i) those disclosed in the Year End Financial Statements or the Interim Financial Statements, and (ii) those arising in the ordinary course of business since November 30, 1997.

            5.30 Commission Reports and Other Documents. Each registration statement, proxy statement or report filed with the Commission and not withdrawn by the Company since January 11, 1996, on the date of effectiveness in the case of such registration statements, or on the date of filing in the case of such reports, or on the date of mailing in the case of such proxy statements, (x) complied as to form in all material respects with the requirements of the applicable statute (Securities Act in the case of registration statements and Exchange Act in the case of proxy statements and reports), rules and regulations of the Commission, and (y) did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 11, 1996, the Company has filed all reports required to be filed by it with the Commission, and all such reports complied as to form in all material respects with the applicable requirements of law. All financial statements and schedules included in the documents referred to in the preceding sentence were prepared in accordance with GAAP (except for the absence of footnotes in the Interim Financial Statements included in such documents), applied in all material respects on a consistent basis except as noted therein, and fairly present the information purported to be shown therein.

            5.31 Customer Orders. Annex 5.31 attached hereto contains a true and complete list, as of March 31, 1998, of all open or unfulfilled customer "cutting ticket" requests or orders made, taken or entered into by the Company in excess of $25,000 per customer. Such list identifies the name of the customer party, when such customer "cutting ticket" request or order was taken or entered into, and the dollar amount related thereto. Each customer "cutting ticket" request or order included in Annex 5.31 and any customer "cutting ticket" request or order made, taken or entered into by the Company since March 31, 1998, were made, taken or entered into in the ordinary course of business, consistent with the Company's past practices.

            5.32 Disclosure. There is no fact which the Company has not disclosed to the Investor in writing which materially and adversely affects nor, insofar as the Company can now foresee, will materially and adversely affect, the properties, business, prospects, results of operation or condition (financial or other) of the Company or the ability of the Company to perform its obligations under this Agreement, the Warrant Certificate, or the Registration Rights Agreement or observe the terms of the Certificate. The information contained in the Projections, in this Agreement and in any writing furnished pursuant hereto or in connection herewith is true, complete and correct, and such information does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or herein or necessary to make the statements therein or herein not misleading.

      6.    Conditions of Parties' Obligations.

            6.1 Conditions of Investor's Obligations at the Closing. The obligation of Investor to purchase and pay for the Preferred Stock and the Investor Warrants is subject to the fulfillment prior to or on the Closing Date of the following conditions, any of which may be waived in whole or in part by Investor.

                  (a) No Errors, etc. The representations and warranties of the Company under this Agreement shall be deemed to have been made again on the Closing Date and shall then be true, complete and correct.

                  (b) Compliance with Agreement. The Company shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

                  (c) No Default. There shall not exist on the Closing Date any Default (as hereinafter defined) or Event of Default (as hereinafter defined) or any event or condition which, with the giving of notice or lapse of time or both, would constitute a Default or Event of Default.

                  (d) Certificate of Officer. The Company shall have delivered to Investor a certificate dated the Closing Date, executed by its President, certifying the satisfaction of the conditions specified in subsections (a), (b) and (c) of this Section 6.1.

                  (e) Certificate of Designated Key Employees. The Company shall have delivered to Investor a certificate dated the Closing Date, executed by the Designated Key Employees, certifying, to the best of their knowledge, upon having made a reasonable investigation sufficient to express an informed view, the satisfaction of the conditions specified in subsections (a), (b) and
(c) of this Section 6.1.

                  (f) Opinion of the Company's Counsel. The Investors shall have received from Reed Smith Shaw & McClay LLP, a limited liability partnership, counsel for the Company, a favorable opinion dated the Closing Date substantially in the form of Annex 6.1(f) hereto.

                  (g) Certificate. The Certificate shall have been filed with the Secretary of State of the State of Delaware and a copy of the Certificate certified by the Secretary of State of the State of Delaware shall have been delivered to special counsel for the Investor, Paul, Hastings, Janofsky & Walker LLP.

                  (h) Qualification Under State Securities Laws. All registrations, qualifications, permits and approvals required under applicable state securities laws shall have been obtained for the lawful execution, delivery and performance of this Agreement and the performance of the Certificate, including without limitation the offer, sale, issue and delivery of the Securities.

                  (i) Supporting Documents. Investor shall have received the following:

                        (1) Copies of resolutions of the Board, certified by the Secretary of the Company, authorizing and approving the Certificate and the execution, delivery and performance of this Agreement, the Warrant Certificates, the Escrow Agreement and the Registration Rights Agreement and the performance of the Certificate, and all other documents and instruments to be delivered pursuant hereto and thereto;

                        (2) A certificate of incumbency executed by the Secretary of the Company certifying the names, titles and signatures of the officers authorized to execute the documents referred to in subparagraph (1) above and further certifying that the Certificate of Incorporation, Series A Certificate and Bylaws of the Company delivered to the Investor at the time of the execution of this Agreement have been validly adopted and have not been amended or modified, except to the extent provided in the Certificate; and

                        (3) Such additional supporting documentation and other information with respect to the transactions contemplated hereby as the Investor or its special counsel, Paul, Hastings, Janofsky & Walker LLP, may reasonably request.

                  (j) Proceedings and Documents. All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transactions, shall be satisfactory in form and substance to Investor and to its special counsel, Paul, Hastings, Janofsky & Walker LLP.

                  (k) Stockholders Agreement. David N. DeBaene, Thomas A. Lisi, Anthony P. Santucci, Norman DeBaene, Annette DeBaene and Steev Panneton (the "Senior Executives"), Investor and the Company shall have entered into a Stockholders Agreement substantially in the form of Annex 6.1(k) hereto (the "Stockholders Agreement") and the certificates evidencing the Common Stock held by the Senior Executives shall have been endorsed with the legend required by the Stockholders Agreement.

                  (l) Registration Rights Agreement. The Company and the Investor shall have entered into a Registration Rights Agreement substantially in the form of Annex 6.1(l) hereto (the "Registration Rights Agreement").

                  (m) Escrow Agreement. The Company, Investor and Marine Midland Bank, N.A. (the "Escrow Agent") shall have entered into an Escrow Agreement substantially in the form of Annex 6.1(m) hereto (the "Escrow Agreement") and the Company shall have deposited with the Escrow Agent the sum of $1,750,000 less expenses of this transaction (the "Escrow Amount").

                  (n) Consent of the Holders of the Series A Preferred Stock. The holders of a majority of the Series A Preferred Stock shall have consented to the issuance of the Preferred Stock in accordance with the terms of the Series A Certificate of Designation.

                  (o) Closing Fees and Expenses. The Company shall have paid Investor a Closing Fee of $50,000 and also have paid the fees and expenses of Investor's counsel and consulting fees and other reasonable expenses incurred by the Investor to investigate and evaluate the Company and its business prospects.

                  (p) Waiver of Piggy Back Registration Rights. The Company has provided the Investor with copies of written waivers from holders of Consultant Warrants with respect to such warrants' "piggy back" registration rights in connection with any registration of the Conversion Stock or Warrant Stock. The Company shall use its best efforts to obtain written waivers of "piggy back" registration rights with respect to the Company's Class PW Warrants and Class W Warrants in connection with any registration of the Conversion Stock or Warrant Stock.

                  (q) Waiver of Severance Trigger. The Company has provided the Investor with a copy of a written waiver executed by David N. DeBaene to the effect that this Agreement and the transactions contemplated hereby shall not result in any severance payment to him under his employment agreement with the Company or otherwise.

            6.2 Conditions of Company's Obligations. The Company's obligation to issue and sell the Preferred Stock and the Investor Warrants to Investor on the Closing Date is subject to the fulfillment prior to or at the Closing Date of the conditions precedent specified in paragraphs (g), (h) and (n) of Section
6.1 hereof.

      7. Affirmative Covenants. The Company agrees that unless the Holders of a Majority of the Restricted Stock (as hereinafter defined) otherwise agree in writing, so long as Investor is a Holder of Restricted Stock, the Company (and each of its Subsidiaries unless the context otherwise requires) will do the following:

            7.1 Maintain Corporate Rights and Facilities. Maintain and preserve its corporate existence and all rights, franchises and other authority adequate for the conduct of its business; maintain its properties, equipment and facilities in good order and repair; and conduct its business in an orderly manner without voluntary interruption. ` 7.2 Maintain Insurance.

                  (a) Maintain in full force and effect a policy or policies of insurance issued by insurers of recognized responsibility, insuring it and its properties and business against such losses and risks, and in such amounts, as are customary in the case of corporations of established reputation engaged in the same or a similar business and similarly situated;

                  (b) Within thirty (30) days after the Closing Date obtain, and thereafter maintain in full force and effect policies of term life insurance issued by issuers of recognized responsibility, in the amount of $2 million on the life of David N. DeBaene with the Company as the sole beneficiary and so long as he is an employee of the Company.

            7.3 Pay Taxes and Other Liabilities. Pay and discharge, before the same become delinquent and before penalties accrue thereon, all taxes, assessments and governmental charges upon or against it or any of its properties, and all its other material liabilities at any time existing, except to the extent and so long as (i) the same are being contested in good faith and by appropriate proceedings in such manner as not to cause any materially adverse effect upon its financial condition or the loss of any right of redemption from any sale thereunder, and (ii) it shall have set aside on its books reserves (segregated to the extent required by generally accepted accounting principles) deemed by it adequate with respect thereto.

            7.4 Records and Reports. Accurately and fairly maintain its books of account in accordance with generally accepted accounting principles, as approved from time to time by a majority of the Board and its independent certified public accountants; employ a firm of independent certified public accountants, which firm is either one of the five largest national accounting firms or which is approved by the Holders of the Majority of the Restricted Stock, to make annual audits of its accounts in accordance with generally accepted auditing standards; permit Investor and its representatives to have access to and to examine its properties, books and records (and to copy and make extracts therefrom) at such reasonable times and intervals as Investor may request and to discuss its affairs, finances and accounts with its officers and auditors, all to such reasonable extent and at such reasonable times and intervals as Investor may request; and the Company shall also furnish each Holder of the Securities:

                  (a)   As soon as available, and in any event within thirty
(30) days after the close of each monthly accounting period, financial statements prepared on a consolidated basis (together with consolidating statements in support thereof) consisting of a balance sheet of the Company as of the end of such monthly accounting period and statements of income, stockholders' equity and cash flow for such monthly accounting period, and for the portion of the Company's fiscal year ending with the last day of such monthly accounting period, setting forth in comparative form (i) the figures for such period, figures for the corresponding periods of the previous fiscal year and the budgeted figures for such periods prepared and submitted pursuant to Section 7.5 hereof, and (ii) as of the end of each fiscal quarter, the figures for such quarter, the figures for the corresponding quarter of the preceding fiscal year and the budgeted figures for such current quarter prepared and submitted pursuant to Section 7.5 hereof, all in reasonable detail, prepared and certified by the chief executive officer or the chief financial officer of the Company as fairly presenting the financial condition as of the balance sheet date and results of operations and cash flows for the period then ended in accordance with GAAP consistently applied, subject to normal year end adjustments which in the aggregate shall not be material;

                  (b)   As soon as available, and in any event within ninety
(90) days after the close of each fiscal year of the Company (commencing with the year ended February 28, 1998), financial statements prepared on a consolidated basis (together with consolidating statements in support thereof) consisting of a balance sheet of the Company, as of the end of such fiscal year, together with statements of income, stockholders' equity and cash flow for such fiscal year, setting forth in comparative form the figures for such fiscal year and for the previous fiscal year, all in reasonable detail, and duly certified by an opinion unqualified as to scope of a firm of independent certified public accountants, which firm is one of the four or five largest national accounting firms, to the effect that such financial statements fairly present the financial condition as of the balance sheet date and results of operations and cash flows for the twelve-month period then ended in accordance with GAAP consistently applied;

                  (c) So long as any Preferred Stock or any of the Warrants remain outstanding, promptly upon learning of the occurrence of a Default or an Event of Default or a condition or event which with the giving of notice or the lapse of time, or both, would constitute a Default or an Event of Default, a certificate signed by the chief executive officer or chief financial officer of the Company describing such Default, Event of Default or condition or event and stating what steps are being taken to remedy or cure the same;

                  (d) Promptly upon the receipt thereof by the Company or the Board, copies of all reports, all management letters and other detailed information submitted to the Company or the Board by independent accountants in connection with each annual or interim audit or review of the accounts or affairs of the Company made by such accountants;

                  (e) Promptly after the same are available, copies of all such proxy statements, financial statements and reports as the Company shall send to its stockholders, and promptly upon the transmission thereof copies of all registration statements, notifications, proxy statements, reports and other documents and writings which the Company may file with or furnish to the Commission or any governmental authority at any time substituted therefor; and

                  (f) With reasonable promptness, such other information relating to the finances, properties, business and affairs of the Company and each Subsidiary (as hereinafter defined), as Investor reasonably may request from time to time.

            7.5 Preparation of Budget. Within sixty (60) days after the Closing Date, for the Company's partial fiscal year ending after the Closing Date, and at least thirty (30) days prior to the beginning of each subsequent fiscal year, prepare and submit to the Board, and furnish to Investor a copy of, an annual plan for such year which shall include monthly capital and operating expense budgets, cash flow statements and profit and loss and quarterly balance sheet projections, itemized in such detail as the Board may request. A majority of the members of the Board shall approve such budgets, statements and projections. Each annual plan shall be modified as often as necessary, but in any event every six (6) months, to reflect material changes required as a result of operating results and other events that occur, or may be reasonably expected to occur, during the year covered by the annual plan, and copies of these modifications shall be submitted to and approved by the Board and furnished to Investor. The Company may dispense with any six-month modification if the Board reasonably determines that no material change is required in the budget for that six-month fiscal period.

            7.6 Notice of Litigation and Disputes. Promptly notify Investor of each legal action, suit, arbitration or other administrative or governmental investigation or proceeding (whether federal, state, local or foreign) instituted or threatened against the Company which could materially and adversely affect its condition (financial or otherwise), properties, assets, liabilities, business, operations or prospects, or of any occurrence or dispute which involves a reasonable likelihood of any such action, suit, arbitration, investigation or proceeding being instituted.

            7.7 Directors' Meetings. Hold meetings of the Board at least once every two (2) months; give Investor at least five (5) days' notice of, and permit an officer or other representative of Investor or any Person designated by Investor to attend as an observer, all meetings of the Board and all meetings of committees of the Board; furnish Investor and its designated representative with a complete and accurate copy of the minutes and other records of all meetings and other proceedings of the Board and its committees as well as of the written consents of members of the Board by which action is taken by the Board or any committee without a meeting, and minutes and written consents relating to action taken by the shareholders of the Company; provided, that, if a meeting of the Board or any committee thereof is required to be held on shorter notice than five (5) days, waiver of the notice contained in this
Section 7.7 shall not be unreasonably withheld; and also furnish Investor and its designated representative with a complete and accurate copy of the minutes of the meetings and the written consents with respect to action taken without a meeting of the board of directors and committees of each Subsidiary and of the stockholders of each Subsidiary. The Company will pay the reasonable out-of-pocket expenses of such Persons in attending such meetings.

            7.8 Conduct of Business. Conduct its business in accordance with all applicable provisions of federal, state, local and foreign law.

            7.9 Replacement of Certificates. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of any certificate representing any of the Securities, issue a new certificate representing such Securities in lieu of such lost, stolen, destroyed, or mutilated certificate.

            7.10 Compliance with Section 6. Use its best efforts to cause the conditions specified in Sections 6.1 and 6.2 hereof to be met by the Closing Date.

            7.11 Stockholders Agreement. To the extent that it may lawfully do so, purchase all shares of Common Stock which it is entitled to purchase under the Stockholders Agreement, and take all lawful action necessary or advisable to enforce its rights under such Stockholders Agreement.

            7.12 Securities Law Filings. Make all filings necessary to perfect in a timely fashion exemptions from (i) the registration and prospectus delivery requirements of the Securities Act and (ii) the registration or qualification requirements of all applicable securities or blue sky laws of any state or other jurisdiction, for the issuance of the Securities to Investor.

            7.13  Composition of the Board of Directors; Compensation
Committee.

                  (a) At all times cause at least one Person designated by the Holders of a Majority of the Restricted Stock to be elected as and remain a director of the Company, and reimburse such Person so designated for his out-of-pocket expenses in connection with attending meetings of the Board and all committees thereof and all expenses otherwise incurred in fulfilling his duty as director.

                  (b) The Board shall establish a compensation committee of three directors (the "Compensation Committee"), one member of which shall be selected by the Holders of a Majority of the Preferred Stock, and the other two members of which shall be selected by the Board. All action taken by the Compensation Committee shall require the unanimous vote or written consent of all of the three members. All matters affecting compensation of any officer or director of the Corporation or any Subsidiary or any employee of or consultant or advisor to the Corporation or any Subsidiary whose annual base compensation is at least $50,000 shall require approval of the Compensation Committee in order to be effective. No option or warrant to purchase Common Stock, stock appreciation right, phantom stock (or similar payment) or stock issuance to any officer, director or employee of the Corporation shall be granted, effected, modified or accelerated unless the same has been approved by the Compensation Committee. In addition, the Compensation Committee shall have the exclusive authority to administer and take all action permitted or required to be taken by the Board or any committee of the Board under all stock option plans of the Company and under any other plan or arrangement that provides for the issuance of Common Stock, stock appreciation rights, phantom stock or other similar benefits to any employee of or any advisor or consultant to the Corporation or any Subsidiary.

            7.14 Compliance With Certificate and Bylaws. Perform and observe all requirements of the Warrant Certificate, the Company's Bylaws and Certificate of Incorporation and the Certificate, including without limitation its obligations to the Holders of Securities set forth in the Certificate, the Company's Certificate of Incorporation, the Warrant Certificate and Bylaws.

            7.15 Internal Accounting Controls. Devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that
(a) transactions are executed in accordance with management's general or specific authorization, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and to maintain accountability for assets, (c) access to assets is permitted only in accordance with management's general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

            7.16 Use of Proceeds. Use the proceeds from the sale of the Preferred Stock and the Warrants hereunder substantially as set forth in Annex
7.16 hereof.

            7.17  Union Matters.

                  (a) So long as Investor is a Holder of Securities, in every case where the choice of shippers is controlled by the Company, the Company will cause all products ordered by its customers to be shipped by shippers that have recognized one or more unions as the collective bargaining representative of some or all of its workers; provided that exceptions will be permitted if Investor is satisfied there is no viable union transportation option available.

                  (b)   So long as Investor is a Holder of Securities:

                        (1) In the event of any attempt by any union to organize or seek to represent employees of the Company or any of its Affiliates, the Company will recognize the union as the representative of its workers upon a showing of majority support through a formal gathering of cards for the union in an appropriate unit.

                        (2) In connection with any organizing done by a union, the Company recognizes the right of its employees to choose their bargaining representative without interference from their employer (the Company or its Affiliates). Accordingly, the Company and its officers, directors, employees and agents shall refrain, and shall cause its Affiliates to refrain, from its or their support of or opposition to the union and from actively campaigning in opposition to the designation of such union as the representative of such employees.

            7.18 Dividends. The Company shall pay to the holders of record of the Preferred Stock when and as declared by the Board, and out of any funds legally available therefor, cumulative cash dividends at the rate and in the manner provided in the Certificate.

            7.19 PIK Dividends and Dividend Warrants. If the Company chooses to pay PIK Dividends (as defined in Section 2(a)(iii) of the Certificate) in the manner permitted in and provided by the Certificate, then concurrently with each PIK Dividend, the Company shall issue to the holders of the Preferred Stock issued on the Closing Date, ratably in proportion to the number of shares held, Dividend Warrants representing the right to purchase in the aggregate 53,388 shares of Common Stock, appropriately increased to adjust for the effect of antidilution provisions of the Series A Preferred Stock triggered upon issuance of the PIK Dividend and Dividend Warrant. For purposes of illustration only, and ignoring the effects of any antidilution caused by events other than as contemplated by this transaction (i) if in the first six month period the Company elects to pay PIK Dividends, it shall deliver to the Investor 150 shares of Series B Preferred Stock (((2,500*$1,000*6%)/$1000)=150) convertible into 30,000 shares of Common Stock and Dividend Warrants representing the right to purchase 54,000 shares of Common Stock (the additional 612 Dividend Warrants to adjust for the effect of anitdilution provisions of the Series A Preferred Stock) and (ii) if in the second six month period the Company elects to pay PIK Dividends, it shall deliver to the Investor 159 shares of Series B Preferred Stock (((2,650*$1,000*6%)/$1000)=159) convertible into 31,800 shares of Common
Stock and Dividend Warrants representing the right to purchase 54,000 shares of Common Stock (the additional 612 Dividend Warrants to adjust for the effect of anitdilution provisions of the Series A Preferred Stock).

            7.20 Escrow of Certain Proceeds. As provided in Section 6.1(m), the Company has deposited the Escrow Amount with the Escrow Agent. The Escrow Amount shall be released to the Company if, but only if, all of the following conditions are satisfied: (i) the Company shall have delivered to Investor its audited financial statements for the fiscal year ended February 28, 1998 no later than May 29, 1998, (ii) such financial statements shall meet the requirements of Section 7.4(b) and shall be accompanied by both the opinion of the Company's auditing firm with respect to such financial statements (as required by Section 7.4(b)) and a certificate of the chief executive officer and chief financial officer of the Company certifying that such financial statements fairly present the financial condition of the Company as February 28, 1998 and the results of its operations and cash flows in accordance with GAAP consistently applied, and (iii) in Investor's sole judgment the financial condition, results of operations and cash flows of the Company reflected in these financial statements are in material conformity with the information previously furnished to Investor with respect to these financial matters. If any of these conditions is not satisfied, then the Company will promptly give written instructions to the Escrow Agent to pay over to Investor the entire Escrow Amount, and Investor will give written instructions to the Escrow Agent to pay over to the Company all income earned on the funds in escrow. Such payments shall not result in any rescission or cancellation of the Preferred Stock or Investor Warrants and shall not affect Investor's rights under or with respect to this Agreement, the Securities, the Certificate or the Ancillary Agreements.

      8. Negative Covenants. The Company agrees that unless the Holders of a Majority of the Restricted Stock otherwise agree in writing, so long as Investor is a Holder of Securities, the Company (and each of its Subsidiaries unless the context otherwise requires) will not do any of the following:

            8.1 Senior or Parity Securities. So long as any Preferred Stock remains outstanding, issue, assume or suffer to exist (a) any security that is senior to or on a parity with the Preferred Stock, or (b) any Indebtedness for Borrowed Money that is an Equity Security or is issued with an Equity Security.

            8.2 Private Offerings. Except in a public offering registered under the Securities Act, issue or sell any Equity Security unless each issuee and purchaser agrees in writing with the Company not to offer to sell, sell, make any short sale of, loan, grant any option for the purpose of, or otherwise dispose of, any Equity Security for at least the same period as shall be required of officers and directors of the Company prior to and after the closing of any public offering of securities of the Company registered under the Securities Act, except that the Board shall have the right to dispense with this requirement in the case of sales of Common Stock to individuals who are not directors or officers of the Company and who purchase less than one-tenth of one percent (0.1%) of the then fully diluted Common Stock outstanding.

            8.3 Changes in Type of Business. Make any substantial change in the character of its business.

            8.4 Loans; Guarantees. Make any loan or advance to any Person, including, without limitation any employee or director of the Company or any Subsidiary, except advances for travel and entertainment expenses and similar expenditures in the ordinary course of business or under the terms of an employee stock option plan or stock purchase agreement approved by the Corporations Committee; or guarantee, directly or indirectly, any Indebtedness except for trade accounts of the Company or any Subsidiary arising in the ordinary course of business.

            8.5 Restrictive Agreements. Enter into or become a party to any agreement or instrument which by its terms would violate or be in conflict with or restrict the Company's performance of, its obligations under this Agreement, the Warrant Certificates, the Certificate, the Registration Rights Agreement, the Escrow Agreement or the Stockholders Agreement.

      9.    Enforcement.

            9.1 Remedies at Law or in Equity. If any Default shall occur or if any representation or warranty made by or on behalf of the Company in this Agreement or in any certificate, report or other instrument delivered under or pursuant to any term hereof shall be untrue or misleading in any material respect as of the date of this Agreement or as of the Closing Date or the Subsequent Closing Date or as of the date it was made, furnished or delivered, the Holder of any Security may proceed to protect and enforce its rights by suit in equity or action at law, whether for the specific performance of any term contained in this Agreement, or any of the Warrant Certificates, the Registration Rights Agreement or the Escrow Agreement (the "Ancillary Agreements") or the Certificate or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or the Certificate, or to enforce any other legal or equitable right of such Holder of any such Securities, or to take any one or more of such actions. In the event a Holder brings such an action against the Company, the Holder shall be entitled to recover from the Company all fees, costs and expenses of enforcing any right of such Holder under or with respect to this Agreement, any Ancillary Agreement or the Certificate, including without limitation such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

            9.2 Cumulative Remedies. None of the rights, powers or remedies conferred upon any Holder of Preferred Stock, Warrants or Common Stock shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to every other right, power or remedy, whether conferred hereby or any Ancillary Agreement or by the Certificate or now or hereafter available at law, in equity, by statute or otherwise.

            9.3 No Implied Waiver. Except as expressly provided in this Agreement, no course of dealing between the Company and Investor or the Holder of any Security and no delay in exercising any such right, power or remedy conferred hereby or any Ancillary Agreement or by the Certificate or now or hereafter existing at law in equity, by statute or otherwise, shall operate as a waiver of, or otherwise prejudice, any such right, power or remedy.

      10.   Rights of First Refusal.

            10.1 Subsequent Offerings. Investor shall have the right of first refusal to purchase all (or any part of all) Equity Securities that the Company may, from time to time, propose to sell and issue after the Closing Date, other than the Equity Securities excluded by Section 10.5 hereof.

            10.2 Exercise of Rights. If and each time the Company proposes to issue any Equity Securities, it shall give Investor written notice of its intention, describing the Equity Securities, the price, and the general terms and conditions upon which the Company proposes to issue the same. Investor shall have thirty-five (35) days from the giving of such notice to agree to purchase Equity Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of Equity Securities to be purchased.

            10.3 Issuance of Equity Securities to Other Persons. If Investor fails to exercise in full the rights of first refusal within such thirty-five
(35)-day period by giving the agreement referred to in Section 10.2, the Company shall have sixty (60) days thereafter to complete the sale of the Equity Securities in respect of which Investor's rights were not exercised, at a price and upon general terms and conditions no more favorable to the purchasers thereof than specified in the Company's notice to the Investors pursuant to Section 10.2 hereof. If the Company has not sold all of these Equity Securities within such sixty (60) days, the Company shall not thereafter issue or sell any of such Equity Securities, without first offering such securities to Investor in the manner provided above.

            10.4 Termination of Right of First Refusal. The rights of first refusal established by this Section 10 shall terminate upon the closing of an underwritten public offering of Common Stock made pursuant to an effective registration statement under the Securities Act in which the obligation of the underwriters is to take all of such stock being offered if any is taken. Such a firmly underwritten public offering that raises at least $10 million of gross proceeds for the account of the Company and has a per share price to the public for the Common Stock of at least 200% of the "Conversion Price" of the Preferred Stock (as this quoted term is defined in the Certificate) immediately prior to the closing of such public offering, is herein called a "Qualified Offering."

            10.5 Excluded Securities. The rights of first refusal established by this Section 10 shall have no application to any of the following Equity
Securities: (A) the first 250,000 shares of Common Stock sold to employees or directors of advisors under plans approved by the Compensation Committee of the Company upon the exercise of stock options or pursuant to stock purchase agreements, which options and agreements are approved by the Board and, as to options granted issued after the Closing Date, the Compensation Committee, and the options to purchase such shares, (B) the 360,545 shares of Common Stock issuable upon exercise of the "A" Warrants referred to in Section 5.3; (C) the 360,545 shares of Common Stock issuable upon exercise of the "B" Warrants referred to in Section 5.3, (D)the 369,024 shares of Common Stock issuable upon exercise of the Consultant Warrants referred to in Section 5.3, (E) the 88,889 shares of Common Stock issuable upon conversion of the 11% Convertible Notes referred to in Section 5.3, (F) the 112,500 shares of Common Stock issuable upon exercise of the Class PW Warrants issued in conjunction with 11% Convertible Notes referred to in Section 5.3, (G) the 68,550 shares of Common Stock issuable upon exercise of the Class W Warrants issued in conjunction with 12% Convertible Notes referred to in Section 5.3 , (H) the 32,777 shares of Common Stock issuable upon exercise of the outstanding Underwriter Purchase Options referred to in Section 5.3, (I) the 62,500 shares of Common Stock issuable upon exercise of Consultant Warrants referred to in Section 5.3, (J) the 313,000 shares of Common Stock issuable upon conversion of the Series A Preferred Stock referred to in Section 5.3, (K) the Conversion Stock, (L) the Warrant Stock, (M) stock issued pursuant to any rights or agreements including, without limitation, convertible securities, options and warrants, provided that the rights of first refusal established by this Section 10 applied with respect to the initial sale or grant by the Company of such rights or agreements, or by virtue of this Section 10.5 the rights of first refusal did not apply to such rights or agreements, (N) each Equity Security issued for a consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination, (O) any Equity Security that is issued by the Company as part of an underwritten public offering referred to in Section 10.4 hereof, (P) shares of Common Stock issued in connection with any stock split, stock dividend or reverse stock split, and (Q) any Equity Security which the Holders of a Majority of the Restricted Stock agree in writing shall not be subject to this
Section 10.

      11. Definitions. Unless the context otherwise requires, the terms defined in this Section 11 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined. All accounting terms defined in this Section 11 and those accounting terms used in this Agreement not defined in this
Section 11 shall, except as otherwise provided for herein, be construed in accordance with those generally accepted accounting principles that the Company is required to employ by the terms of this Agreement. If and so long as the Company has any Subsidiary, the accounting terms defined in this Section 11 and those accounting terms appearing in this Agreement but not defined in this
Section 11 shall be determined on a consolidated basis for the Company and each of its Subsidiaries, and the financial statements and other financial information to be furnished by the Company pursuant to this Agreement shall be consolidated and presented with consolidating financial statements of the Company and each of its Subsidiaries.

      "Affiliate" shall mean any Person which directly or indirectly controls, is controlled by, or is under common control with, the indicated Person.

      "Agreement" shall mean this Agreement, as the same may be amended, modified or restated from time to time.

      "Ancillary Agreement" shall have the meaning assigned to it in Section
9.1 hereof.

      "Balance Sheet" and "Balance Sheet Date" shall have the meanings assigned to these terms in Section 5.12 hereof.

      "Board" shall mean the Board of Directors of the Company.

      "Certificate" shall have the meaning assigned to it in Section 1(a) hereof.

      "Closing" and "Closing Date" shall have the meaning assigned to these terms in Section 3.

      "Common Stock" shall have the meaning assigned to it in Section 1(a) hereof.

      "Commission" shall mean the Securities and Exchange Commission.

      "Company" shall have the meaning assigned to it in the introductory paragraph of this Agreement.

      "Company Intellectual Property" shall have the meaning assigned to it in
Section 5.18(a) hereof.

      "Company Technology" shall have the meaning assigned to it in Section 5.18(b) hereof.

      "Compensation Committee" shall have the meaning assigned to it in Section 7.13(b).

      "Conversion Stock" shall have the meaning assigned to it in Section 1(a) hereof.

      "Default" shall mean a material default or failure in the due observance or performance of any covenant, condition or agreement on the part of the Company or any of its Subsidiaries to be observed or performed under the terms of this Agreement or the Certificate, if such default or failure in performance shall remain unremedied for ten (10) days.

      "Designated Key Employees" shall have the meaning assigned to it in
Section 5.16 hereof.

      "Dividend Warrants" shall have the meaning assigned to it in Section
1(b).

      "Equity Security" shall mean any stock or similar security of the Company or any security (whether stock or Indebtedness for Borrowed Money) convertible or exchangeable, with or without consideration, into or for any stock or similar security, or any security (whether stock or Indebtedness for Borrowed Money) carrying any warrant or right to subscribe to or purchase any stock or similar security, or any such warrant or right.

      "Escrow Agent," "Escrow Agreement" and "Escrow Amount" and shall have the respective meanings assigned to those terms in Section 6.1(m) hereof.

      "Event of Default" shall mean (a) the failure of either the Company or any Subsidiary to pay any Indebtedness for Borrowed Money, or any interest or premium thereon, within ten (10) days after the same shall become due, whether such Indebtedness shall become due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise, (b) an event of default under any agreement or instrument evidencing or securing or relating to any such Indebtedness, or (c) the failure of either the Company or any Subsidiary to perform or observe any material term, covenant, agreement or condition on its part to be performed or observed under any agreement or instrument evidencing or securing or relating to any such Indebtedness when such term, covenant or agreement is required to be performed or observed.

      "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

      "GAAP" means United States generally accepted accounting principles applied on a basis consistent with all prior periods. "Holder" of any Security shall mean the record or beneficial owner of such Security. A Holder of Preferred Stock or Warrants shall be treated as the Holder of the Restricted Stock underlying the Preferred Stock or the Warrants, as the case may be.

      "Holders of a Majority of the Restricted Stock" shall mean the Person or Persons who are the Holders of greater than 50% of the Restricted Stock.

      "Indebtedness" of the Company or any Subsidiary means, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable, (iii) all obligations of such Person under a lease that would be treated as a "capital lease" under GAAP, (iv) all obligations of such Person as lessor under a sale/leaseback agreement, (v) all obligations of such Person evidenced by a promissory note, bond, debenture or similar written obligation to pay money, (vi) all obligations that are secured by a Lien (other than a Permitted Lien) on any property or asset owned by such Person whether or not such Person has assumed responsibility for such obligations, and (vi) all obligations of any Person (other than the Company or any Subsidiary) of the type referred to in any of the preceding clauses (i) through (vi) if the Company or any Subsidiary has guaranteed or otherwise become contingently liable for the payment or performance thereof; provided that obligations between the Company and any of its wholly-owned Subsidiaries or between any such wholly-owned Subsidiaries shall not constitute "Indebtedness".

      "Indebtedness for Borrowed Money" shall mean (a) Indebtedness of the type referred to in clauses (i), (ii), (v) and (vi) of the definition of Indebtedness, and (b) all obligations of any Person (other than the Company or any Subsidiary) of the type referred to in any of the preceding clauses (i) through (vi) if the Company or any Subsidiary has guaranteed or otherwise become contingently liable for the payment or performance thereof.

      "Interim Financial Statements" shall have the meaning assigned to it in
Section 5.29 hereof.

      "Inventions" shall have the meaning assigned to in Section 5.18(c) hereof.

      "Investor" shall have the meaning assigned to it in the introductory paragraph of this Agreement.

      "Investor Warrant" shall have the meaning assigned to it in Section 1(b).

      "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest in respect of such asset. For the purposes of this Agreement, any Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

      "Material Adverse Effect" on the Company means a material adverse effect, or any condition, situation or set of circumstances that could reasonably be expected to have a material adverse effect, on the Company and its Subsidiaries, taken as a whole, or the business, assets, properties, condition (financial and other), operations or prospects of the Company and its Subsidiaries taken as a whole.

      "Permitted Lien" means (i) any Lien securing a tax, assessment or other governmental charge or levy or the claim of a materialman, mechanic, carrier, warehouseman or landlord for labor, materials, supplies or rentals or any similar Lien arising under law and not under contract or (ii) any Lien consisting of a deposit or pledge made in the ordinary course of business in connection with, or to secure payment of, obligations under workers' compensation, unemployment insurance or similar legislation; provided, that in the case of (i) and (ii), either (a) the obligation secured by such Lien is not yet due, or (b) the obligation is being contested in good faith by appropriate proceedings and an appropriate reserve has been established therefor.

      "Person" shall include any natural person, corporation, trust, association, company, partnership, joint venture and other entity and any government, governmental agency, instrumentality or political subdivision.

      "Preferred Stock" shall have the meaning assigned to it in Section 1(a) hereof.

      "Purchase Payment" shall have the meaning assigned to it in Section 2 hereof.

      "Qualified Offering" shall have the meaning assigned to it in Section
10.4.

      "Registration Rights Agreement" shall have the meaning assigned to it in
Section 6.1(l) hereof.

      "Restricted Stock" shall mean (a) all Common Stock owned now or in the future by the Investors, (b) the Common Stock issued or issuable upon conversion of the Preferred Stock and/or the Warrants, whether owned by the Investors or not, and (c) any securities issued or issuable with respect to such Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger or consolidation or reorganization; provided, however, that shares of Common Stock shall only be treated as Restricted Stock if and so long as they have not been (i) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, or (ii) sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under
Section 4(1) thereof so that all transfer restrictions and restrictive legends with respect to such Common Stock are removed upon the consummation of such sale and the seller and purchaser of such Common Stock receive an opinion of counsel for the Company, which shall be in form and content reasonably satisfactory to the seller and buyer and their respective counsel, to the effect that such Common Stock in the hands of the purchaser is freely transferable without restriction or registration under the Securities Act in any public or private transaction.

      "Securities" shall have the meaning assigned to it in Section 1 hereof.

      "Securities Act" shall mean the Securities Act of 1933, as amended.

      "Senior Executive" shall have the meaning assigned to it in Section
6.1(k).

      "Series A Certificate" shall have the meaning assigned to it in Section
5.8 hereof.

      "Series A Preferred Stock" shall have the meaning assigned to it in
Section 5.3 hereof.

      "Stockholders Agreement" shall have the meaning assigned to it in Section 6.1(k) hereof.

      "Subsidiary" shall mean any corporation, association or other business entity at least 50% of the outstanding voting stock of which is at the time owned or controlled directly or indirectly by the Company or by one or more of such subsidiary entities or both, where "voting stock" means any shares of stock having general voting power in electing the board of directors (irrespective of whether or not at the time stock of any other class or classes has or might have voting power by reason of any contingency).

      "ULLICO" shall have the meaning assigned to it in the introductory paragraph of this Agreement.

      "Warrants" shall have the meaning assigned to it in Section 1(b) hereof.

      "Warrant Certificate" shall have the meaning assigned to it in Section 1(b) hereof.

      "Warrant Stock" shall have the meaning assigned to it in Section 1(b) hereof. "Year End Financial Statements" shall have the meaning assigned to it in Section 5.29 hereof.

      12.   Miscellaneous.

            12.1 Waivers and Amendments. With the written consent of the Holders of a Majority of the Restricted Stock, the obligations of the Company and the rights of the Holders of the Securities under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely), and with the same consent the Company, when authorized by resolution of its Board, may enter into a supplementary agreement for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of any supplemental agreement or modifying in any manner the rights and obligations hereunder of the Holders of the Securities and the Company; provided, however, that no such waiver or supplemental agreement shall
(a) affect any of the rights of any Holder of a Security created by the Certificate or by the statutory corporate law of the state of incorporation of the Company without compliance with all applicable provisions of the Certificate and such statutory corporate law, or (b) reduce the aforesaid proportion of Restricted Stock, the Holders of which are required to consent to any waiver or supplemental agreement, without the consent of the Holders of all of the Restricted Stock. Upon the effectuation of each such waiver, consent or agreement of amendment or modification, the Company shall promptly give written notice thereof to the Holders of the Restricted Stock who have not previously consented thereto in writing. Neither this Agreement nor the Certificate, nor any provision hereof or thereof, may be amended, waived, discharged or terminated orally or by course of dealing, but only by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, except to the extent provided in this Section 12.1. Specifically, but without limiting the generality of the foregoing, the failure of Investor at any time or times to require performance of any provision hereof or of the Certificate by the Company shall in no manner affect the right of Investor at a later time to enforce the same. No waiver by any party of the breach of any term or provision contained in this Agreement or the Certificate, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in the Agreement or Certificate.

            12.2 Effect of Waiver or Amendment. Investor and each Holder of Securities acknowledge that by operation of Section 12.1 hereof the Holders of a Majority of the Restricted Stock will, subject to the limitations contained in such Section 12.1, have the right and power to diminish or eliminate certain rights of such Investor under this Agreement.

            12.3 Rights of Holders Inter Se. Each Holder of Securities shall have the absolute right to exercise or refrain from exercising any right or rights which such Holder may have by reason of this Agreement or any Security, including, without limitation, the right to consent to the waiver of any obligation of the Company under this Agreement and to enter into an agreement with the Company for the purpose of modifying this Agreement or any agreement effecting any such modification, and such Holder shall not incur any liability to any other Holder or Holders of Securities with respect to exercising or refraining from exercising any such right or rights.

            12.4 Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing (including telecopy or similar writing) and shall be given,

if to the Company to:

JD American Workwear, Inc.
46 Old Flat River Road
Coventry, Rhode Island 02816

Attention:   Mr. David N. DeBaene, President and Chief Executive Officer
Telecopier:  (401) 397-6804

with a copy to

Gerard S. DiFiore, Esq.
Reed Smith Shaw & McClay LLP
One Riverfront Plaza
Newark, NJ  07102-5400
Telecopier:  (973) 621-3199

if to Investor to:

The Union Labor Life Insurance Company
111 Massachusetts Avenue, N.W.
Washington, D.C. 20001

Attention:  Mr. Michael R. Steed, Senior Vice President
Telecopier: (202) 682-7970

with a copy to:

Alan J. Barton, Esq.
Paul, Hastings, Janofsky & Walker LLP
555 South Flower Street - 23rd Floor
Los Angeles, CA 90071
Telecopier: (213) 627-0705

or to such other address or telecopier number as such party may specify for the purpose by notice to the other party or parties to this Agreement, as the case may be. Any notice, request, consent or other communication hereunder shall be deemed to have been given and received on the day on which it is delivered (by any means including personal delivery, overnight air courier, United States mail) or telecopied (or, if such day is not a business day or if the notice, request, consent or communication is not telecopied during business hours of the intended recipient, at the place of receipt, on the next following business day).

            12.5 Survival of Representations and Warranties, etc. All represen-tations and warranties made in, pursuant to or in connection with this Agreement shall survive the execution and delivery of this Agreement, any investigation at any time made by or on behalf of Investor, and the sale and purchase of the Securities and payment therefor. All statements contained in any certificate, instrument or other writing delivered by or on behalf of the Company pursuant hereto or in connection with or contemplation of the transactions herein contemplated shall constitute representations and warranties by the Company hereunder. Any claim against the Company based upon any inaccuracy in any of the representations or breach of any of the warranties hereunder must be asserted against the Company, either by written notice given to the Company specifying with reasonable particularity the claimed inaccuracy or breach or by institution of an action at law or suit in equity against the Company and the serving of the process and complaint with respect thereto upon the Company, within forty-eight (48) months from the Closing Date.

            12.6 Severability. Should any one or more of the provisions of this Agreement or of any agreement entered into pursuant to this Agreement be determined to be illegal or unenforceable, all other provisions of this Agreement and of each other agreement entered into pursuant to this Agreement, shall be given effect separately from the provision or provisions determined to be illegal or unenforceable and shall not be affected thereby.

            12.7 Parties in Interest. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, whether so expressed or not, and, in particular, shall inure to the benefit of and be enforceable by the Holder or Holders at the time of any of the Securities. Subject to the immediately preceding sentence, this Agreement shall not run to the benefit of or be enforceable by any Person other than a party to this Agreement and its successors and assigns.

            12.8 Headings. The headings of the Sections and paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part of this Agreement.

            12.9 Choice of Law. It is the intention of the parties that the internal substantive laws, and not the laws of conflicts, of New York should govern the enforceability and validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties.

            12.10 Expenses. The Company agrees, whether or not the transactions contemplated hereby are consummated, to pay, and hold Investor and the Holders of the Securities harmless from liability for the payment of, (i) the fees and expenses of their special counsel arising in connection with the preparation, negotiation and execution of this Agreement, the Ancillary Agreements and the Certificate and consummation of the transactions contemplated hereby, (ii) the fees and expenses incurred with respect to any amendments to this Agreement, the Warrant Certificate or the Certificate proposed by the Company (whether or not the same become effective), (iii) if Investor or other Holder of Securities desires to sell or otherwise transfer any or all of the Securities held by it and counsel for the Company declines to render a legal opinion to Investor or such Holder, without cost or expense to such Investor or Holder, whether or not registration under the Securities Act will be required for such sale or transfer, the fees and expenses of counsel for Investor or such Holder in rendering such an opinion, (iv) the fees and expenses of one firm of counsel for any Holder or Holders of Securities who may be deemed to be Affiliates of the Company for reviewing any registration statement or prospectus to be filed under the Securities Act, or any amendments or supplements thereto, unless such registration statement is being prepared and effected in accordance with the Registration Rights Agreement and such Holder or Holders are participating as selling shareholders in such registration, (v) the fees and expenses incurred in connection with any requested waiver of the right of any Holder of Securities or the consent of any Holder of Securities to contemplated acts of the Company not otherwise permissible by the terms of this Agreement, any of the Ancillary Agreements, the Warrant Certificate or the Certificate, (vi) stamp and other taxes, excluding income taxes, which may be payable with respect to the execution and delivery of this Agreement or the issuance, delivery or acquisition of the Preferred Stock and the Warrants or upon the conversion of the Preferred Stock or exercise of the Warrants, (vii) the fees and expenses incurred in respect of the enforcement of the rights granted under this Agreement, the Ancillary Agreements or the Certificate, and (viii) all costs of the Company's performance of and compliance with this Agreement, the Ancillary Agreement, the Warrant Certificate and the Certificate.

            12.11 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

            12.12 Authorship. This Agreement shall not be construed for or against any party by reason of the authorship or claimed authorship of any provision of this Agreement or by reason of the status of the respective parties.

            12.13 Entire Agreement. This Agreement and any agreement, document or instrument referred to herein constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof, and supersede all other prior agreements or undertakings with respect thereto, both written and oral.



               [SIGNATURE PAGE OF SECURITIES PURCHASE AGREEMENT]


      IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective duly authorized officers as of the day and year first above written.


                                      JD AMERICAN WORKWEAR, INC.


                                      By: /s/ DAVID N. DEBAENE
                                          David N. DeBaene, President and Chief
                                          Executive Officer



                                      THE UNION LABOR LIFE INSURANCE COMPANY


                                      By: /s/ HERBERT C. CANAPARY
                                          Name:  Herbert C. Canapary
                                          Title: Vice President--Investments